Exhibit 10.2

NONSTATUTORY STOCK OPTION AGREEMENT

FOR SECTION 16 OFFICERS

SUN MICROSYSTEMS, INC., a Delaware corporation ( “Sun”), hereby grants you,                      (the “Optionee”), an option to purchase a total of                      shares of Common Stock (the “Shares”) at the Option Price specified on this agreement, and in all respects subject to the terms, definitions and provisions of the 1990 Long-Term Equity Incentive Plan (the “Plan”) adopted by Sun, which is incorporated herein by reference. Capitalized terms not defined in this agreement shall have the defined meanings provided in the Plan.

1)	NATURE OF THE OPTION

This option is intended by Sun and you to be a nonstatutory stock option, and does not qualify for any special tax benefits to you. This option is not an Incentive Stock Option and is not subject to Section 7(g) of the Plan.

2)	OPTION PRICE

The Option Price is              for each Share.

3)	EXERCISE OF OPTION

This option shall be exercisable during its term as follows:

(i) RIGHT TO EXERCISE

(a) Subject to subsections 3(i)(b), (c) and (d), below, this option shall be exercisable cumulatively, to the extent of 20% of the Shares subject to the option on or after              (one year after date of grant, or if this option was granted in connection with you becoming an employee of Sun or a Subsidiary (“Employee”), then one year after the date of hire or rehire, as the case may be) and to the extent of an additional 20% of the Shares on each yearly anniversary of such date thereafter.

(b) Notwithstanding subsection 3(i)(a), above, and subject to subsections 3(i)(c), 7 and 8, below, in the event of your Disability or death, this option shall be exercisable cumulatively, to the extent of 1.6667% of the Shares subject to the option, on or after one month following the date of grant or date of hire or rehire, as the case may be, and to the extent of an additional 1.6667% of the Shares on each monthly anniversary of such date thereafter. For the purposes of this agreement, the term “Disability” shall mean your inability to continue your employment relationship with the Company or a Subsidiary as a result of your total and permanent disability (as defined by Section 22(e)(3) of the Internal Revenue Code of 1986, as amended).

(c) This option may not be exercised for a fraction of a share.

(d) In the event of termination of your employment, the exercisability of the option is governed by Section 6, below.

(ii) METHOD OF EXERCISE

This option shall be exercisable by written notice, which shall state the election to exercise the option, the number of Shares with respect to which the option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by Sun pursuant to the provisions of the Plan. Such written notice shall be signed by you, shall be delivered in person or by certified mail to the Treasury Department of Sun, and shall be accompanied by payment of the purchase price.

4)	METHOD OF PAYMENT

Unless otherwise specified in the attached Exhibit A, payment of the purchase price shall be by any of the following, or a combination thereof, at your election: cash, check, or surrender of other Shares of a value equal to the purchase price of the Shares as to which the option is exercised; or you may elect to transact a ``same-day sale” - provided such a sale does not violate any applicable federal or state laws or regulations.

5)	RESTRICTIONS ON EXERCISE

Unless otherwise specified in the attached Exhibit A, this option may not be exercised if the issuance of such Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Regulation G as promulgated by the Federal Reserve Board. As a condition to the exercise of this option, Sun may require you to make any representation and warranty to Sun as may be required by any applicable law or regulation.

6)	TERMINATION OF STATUS AS AN EMPLOYEE

(i) GENERAL RULE

Subject to Sections 6(ii) and 10 below, if you cease to serve as an Employee, you may, but only within ninety (90) days after the date you cease to be an Employee, exercise your option to the extent you were entitled to exercise it on the date of such termination. To the extent you was not entitled to exercise the option on the date of such termination and to the extent you do not exercise the exercisable portion of your option within the time specified herein, the option shall terminate.

(ii) RETIREMENT

Notwithstanding subsection 6(i) above and subject to earlier termination under Section 10 below, in the event you cease to serve as an Employee by reason of your Retirement, then for purposes of this agreement, your option shall cease to vest on the date of Retirement; however, your option shall continue to be exercisable for twelve (12) months after the date of Retirement. For purposes of this agreement, the term “Retirement” shall mean your voluntary resignation from Sun or a Subsidiary at or after attaining age fifty-five (55) and with a number of full years of service with Sun that, when added to your age (in full years), equals or exceeds sixty-five (65). Notwithstanding the foregoing sentence, you must have a minimum of five (5) full years of service in order to qualify for Retirement.

7)	DISABILITY

Notwithstanding the provisions of Section 6 above and subject to earlier termination under Section 10 below, if you are unable to continue your employment relationship with Sun or a Subsidiary as a result of your Disability, you may exercise your option, but only within six (6) months after the date you cease to be an Employee and only to the extent the right to exercise would have accrued in accordance with Section 3(i)(b) hereof had you remained in continuous status as an employee for twelve (12) months after the date of such termination. To the extent that you were not entitled to exercise your option at the date of such termination and to the extent that you do not exercise the exercisable portion of the option within the time specified herein, the option shall terminate.

8)	DEATH

Notwithstanding the provisions of Section 6 above and subject to earlier termination under Section 10 below, in the event of your death: (i) during the option period while an Employee and having been in continuous status as an Employee since the date of grant of the option, the option may be exercised at any time within six (6) months following the date of your death, by your estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that the right to exercise would have accrued in accordance with Section 3(i)(b) hereof had you continued living and remained in continuous status as an Employee for twelve (12) months after the date of death; or (ii) within one (1) month after the termination of your continuous status as an Employee, the option may be exercised, at any time within six (6) months following the date of death, by your estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the right to exercise had accrued in accordance with Section 3(i)(b) hereof at the date of termination. To the extent you were not entitled to exercise the option at the date of your death (in accordance with the above) and to the extent that you do not exercise the exercisable portion of the option within the time specified herein, the option will terminate.

9)	NON-TRANSFERABILITY OF OPTION

This option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you. The terms of this option shall be binding upon your executors, administrators, heirs, successors and assignees.

10)	TERM OF OPTION

Unless otherwise specified in the attached Exhibit A, this option may not be exercised more than ten (10) years from from the date of grant of this option, and may be exercised during such term only in accordance with the Plan and the terms of this option.

11)	SOLICITATION OF EMPLOYEES

You agree that both while employed by Sun or a Subsidiary and for a period of twelve (12) months immediately following the termination of your employment with Sun or a Subsidiary, you shall not either directly or indirectly solicit, induce, recruit or encourage any of Sun’s employees to leave their employment, either for yourself or for any other person or entity.

12)	NO EFFECT ON EMPLOYMENT OR SERVICE

You further acknowledge that nothing in this agreement constitutes a contract of employment and that you and Sun, including its Subsidiaries and affiliates, each reserves the right to terminate the employment relationship at any time and for any reason, with or without cause and with or without notice, wherever allowed by local laws.

13)	ADDITIONAL TERMS FOR OPTIONS GRANTED TO EMPLOYEES OUTSIDE THE UNITED STATES

If this option is granted to an Employee outside of the United States, then the option is subject to the following terms in addition to those set forth above:

(i) DATA PRIVACY

By accepting this Restricted Stock Unit award or any Shares in payment thereof, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, Sun and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. For the purpose of implementing, administering and managing the Plan, you understand that Sun and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, Tax ID or other identification number, salary, nationality, job title, any Shares or directorships held in Sun, details of all Restricted Stock Units or any entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere. Sun, as a global company, may transfer your personal data to countries which may not provide an adequate level of protection. Sun, however, is committed to providing a suitable and consistent level of protection for your personal data regardless of the country in which it resides. You understand that you may request information regarding Sun’s stock plan administration by contacting Global Stock Plan Services. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you deposit any Shares issued at vesting or other scheduled payout. You understand that Data will be held as long as is necessary to implement, administer and manage the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Global Stock Plan Services. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Global Stock Plan Services.

(ii) NATURE OF GRANT

In accepting the grant, you acknowledge that: (i) the Plan is discretionary in nature and may be suspended or terminated by Sun at any time; (ii) the granting of options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options even if options have been granted repeatedly in the past; (iii) all decisions with respect to any such future grants will be at the sole discretion of Sun; (iv) your participation in the Plan shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the value of the option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (vii) options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event of involuntary termination of your employment, your right to receive options and vest in the options under the Plan, other than as expressly provided in this agreement, if any, will terminate effective as of the date that you are no longer actively employed by Employer, regardless of any reasonable notice period mandated under local law; furthermore, in the event of involuntary termination of employment, your right to exercise the options after termination of employment, other than as expressly provided in this agreement, if any, will be measured by the date of termination of your active employment and will not be extended by any reasonable notice period mandated under local law; (ix) the option has been granted to you as a result of your status as an Employee of Employer, and, in the event that Employer is not Sun, the option grant can in no event be understood or interpreted to mean that Sun is your employer or that you have an employment relationship with Sun; (x) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (xi) if the underlying Shares do not increase in value, the option will have no value; and (xii) no claim or entitlement to compensation or damages arises from termination of the option or diminution in value of the option or Shares purchased through exercise of the option and you irrevocably release Sun and Employer from any such claim that may arise.

(iii) RESPONSIBILITY FOR TAXES

You hereby acknowledge and agree that the ultimate liability for any and all tax, social insurance and payroll tax withholding (“Tax-Related Items”) is and remains your responsibility and liability and that Sun and/or Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option and the subsequent sale of Shares acquired pursuant to such exercise; and (b) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items. Prior to exercise of the option, you shall pay or make adequate arrangements satisfactory to Sun and/or Employer to satisfy all withholding obligations of Sun and/or Employer. In this regard, you authorize Sun and/or Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by Sun and/or Employer or from your sale proceeds. Alternatively, or in addition, if permissible under local law, Sun may sell or arrange for the sale of Shares that you are due to acquire to meet the minimum withholding obligation for Tax Related Items. Any estimated withholding which is not required in satisfaction of any Tax Related Items will be repaid to you by Sun or Employer. Finally, you shall pay to Sun or Employer any amount of any Tax Related Items that Sun or Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described.

DATE OF GRANT: <GRANT_DATE>	SUN MICROSYSTEMS, INC.

Michael Dillon
Sr. Vice President, General Counsel & Secretary

You acknowledge that the Plan and a prospectus relating to the Plan are available for review on the Sun Global Stock Plan Services web page, located at http://stockplans.corp.sun.com/SPA/index.html, and represent that you are familiar with the terms and provisions thereof, and hereby accept this option subject to all of the terms and provisions thereof. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board or of the Committee upon any questions arising under the Plan. You further acknowledge that nothing in this agreement constitutes a contract of employment between you and Sun, including its Subsidiaries and affiliates, and that each reserves the right to terminate the employment relationship at any time and for any reason where allowed by local laws.

OPTIONEE’S SIGNATURE	DATE SIGNED (DD/MM/YY)

Exhibit A

SUN MICROSYSTEMS, INC.

NON STATUTORY STOCK OPTION AGREEMENT

Special Provisions for Non Statutory Stock Options in Countries Outside the U.S.

This Exhibit includes special terms applicable to Optionees in the countries below. Capitalized terms used but not defined herein will have the same meanings assigned to them in the Plan and the Agreement. If the terms in this Exhibit are contrary to the Plan or Agreement, the terms of this Exhibit shall govern.

Please note that the information below may relate to your exchange control obligations. Compliance with such obligations is your responsibility and neither Sun nor the Employer accepts any responsibility for such compliance. Also, exchange control regulations are subject to change. As a result, you should consult with your advisor before sending/receiving funds to the U.S. or before selling Shares.

China

METHOD OF PAYMENT: Payment of the purchase price may only be made by transacting a “same-day sale” - thereby executing a “cashless” option exercise.

India:

METHOD OF PAYMENT: Payment of the purchase price may only be made by transacting a “same-day sale” - thereby executing a “cashless” option exercise.

Netherlands:

METHOD OF PAYMENT: You voluntarily elect to exercise this option using a “cashless” method of exercise. All shares purchased upon exercise of this option will be immediately sold in a “same day sale” and you will receive proceeds from the sale of the shares, less the Option Price and any applicable fees, taxes or other withholdings.

Switzerland:

TERM OF OPTION: This option may not be exercised more than ten and one-half (10 1/2) years from the date of grant of this option, and may be exercised during such term only in accordance with the Plan and the terms of this option.

UK:

RESTRICTIONS ON EXERCISE:

(i) LEGAL COMPLIANCE

This option may not be exercised if the issuance of such shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Regulation G as promulgated by the Federal Reserve Board. As a condition to the exercise of this option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

(ii) JOINT ELECTION

The option is subject to the execution of a joint election between Sun Microsystems UK Limited or Sun Microsystems Scotland Limited (“the Employer Company”) and the Optionee (the “Election”), being formally approved by the Inland Revenue and remaining in force thereafter to transfer any Secondary Class 1 National Insurance Contribution (“the Secondary Contribution”) in connection with the exercise of the option from the Employer Company to the Optionee. By accepting this Option and by signing the declaration contained in this agreement, the Optionee agrees that when the Options are exercised, assigned or released the Optionee will be liable to pay the whole of the Secondary Contribution due on any gain which the Optionee makes. The terms of this agreement shall be subject to the approval of the Board of Inland Revenue.

1.	The Optionee will accept liability for the whole of the Secondary Contribution which is payable under section 4(4)(a) of the Social Security Contributions and Benefits Act 1992.

2.	The Secondary Contribution will be paid to the Company, or the Employer Company, within 7 days from the end of the income tax month (beginning on the 6th of the calendar month and ending on the 5th of the calendar month) in which the exercise, assignment or release of the Option occurs.

3.	In respect of the exercise of the Option, the Secondary Contribution will be collected by the Optionee authorizing the Sun Microsystems’ designated stockbroker or other authorised agent (“the Agent”) as agreed by the Inland Revenue to sell sufficient stock to cover the amount of income tax and social charges, including Secondary Contributions, from the sales proceeds for which the Optionee is liable in connection with the exercise, assignment or release of the Options, or if requested by the Optionee in writing and agreed in advance with the Employer Company by:

a.	(a) deduction from the Optionee’s salary or any other money which may be due to the Optionee; or

b.	(b) the Optionee providing the Employer Company with cleared funds by cheque, bank transfer or by any other method that the Optionee and the Employer Company agree to be appropriate at the relevant time.

Payment of the Secondary Contribution as described in Paragraph 3(a) or 3(b) above be made within the deadline specified in Paragraph 2 above.

4.	Following the exercise of the Option, stock certificates will only be issued to the Optionee once the Secondary Contribution has been paid in full.

5.	This agreement shall continue in full force and effect in the event that the Optionee leaves the Employer Company or seconded abroad.

6.	Following the provision of the Optionee’s authority to the Agent and receipt of sales proceeds upon the exercise, assignment or release of the Option, income tax and Secondary Contribution will be deducted from the amount receivable by the Optionee from Sun Microsystems’ designated Agent and the net amount will be paid to the Optionee accordingly.

7.	Where payment is due from the Company or Employer Company for assignment or release of the share options, the Optionee authorises a deduction of the Secondary Contribution sufficient to cover the liability from such payment. Where any agreement is made between the Optionee and a third party for the assignment or release of the Option, and payment is to be made from a third party, the Optionee authorises the third party to withhold an amount sufficient to cover the Secondary Contribution due from the payment and such amount will be paid to the Employer Company within 7 days following the assignment or release of the Option.

8.	This agreement shall cease to have affected in the event that: -

a.	the Option lapses or is otherwise not capable of being exercised;

b.	the agreement is revoked jointly by both parties;

c.	the Employer Company gives the Optionee notice that the agreement shall terminate;

d.	the Board of Inland Revenue serves notice upon the Employer Company that approval for the agreement has been withdrawn.

e.	If the foregoing is not allowed under applicable law or if the Optionee does not sign an Election or the Election is revoked at any time by the Inland Revenue, the Employer Company may rescind the Optionee’s Option and the Option shall become null and void without any liability to Company and/or Employer Company and may not be exercised and shall lapse with immediate effect.

OPTIONEE’S DECLARATION – FOR UK OPTIONEES

The Optionee acknowledges receipt of a copy of the Plan Summary, a copy of which is annexed hereto, and represents that Optionee is familiar with the terms and provisions thereof, and hereby accepts this option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or of the Committee upon any questions arising under the Plan.

The Optionee hereby agrees to be bound by the terms detailed in Paragraph 5 (ii) 1 to 8 of this Joint Election and in particular acknowledge that by signing this Joint Election, the Optionee is consenting to: -

i.	accept liability for and to pay the whole of any Secondary Contributions which may be payable upon the exercise, assignment or release of the Options; and

ii.	the Employer Company deducting some or all of the Secondary Contribution from the Optionee’s salary or other payment due to the Optionee.

OPTIONEE SIGNATURE	DATE SIGNED (dd/mm/yy)

EMPLOYER COMPANY’S DECLARATION – FOR UK OPTIONEES

The Employer Company hereby agrees to be bound by the terms detailed in paragraphs 5 (ii) 1 to 8 of this Joint Election and in particular acknowledges that by signing this Joint Election, it is consenting to: -

1.	ensure that proper procedures are in place to collect any Secondary Contributions which may be payable upon the exercise, assignment or release of the Option; and

2.	the Employer Company makes payment to the Collector of Taxes by no later than 14 days after the end of the tax month in which the exercise, assignment or release of the option occurred.

Signed for and on behalf of Sun Microsystems Inc, acting as authorised signatory for and on behalf of Sun Microsystems UK Limited or Sun Microsystems Scotland Limited

DATE

Revised June 2004 – Michael Dillon

Revised April 28, 2005 – Non-solicitation Language - Paul Briones

Revised January 25, 2006 – Retirement, non-solicitation, data privacy, country terms- Jill Chen